Exhibit 99.B(m)(3)(i)

February 28, 2009

ING VP Balanced Portfolio, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                 Reduction in Fee Payable under the ING VP Balanced Portfolio, Inc. Shareholder Service and Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for the funds listed on Schedule A of the ING VP Balanced Portfolio, Inc. Shareholder Service and Distribution Plan (the “Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Plan were 0.15%.  Except as otherwise noted on Schedule A, by this letter, we agree to waive that fee for the period February 28, 2009 through May 1, 2010.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:

ING VP Balanced Portfolio, Inc.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC

SCHEDULE A

Funds

ING VP Balanced Portfolio, Inc.